IDT Reports Results, Including Record Revenues, for Fourth Quarter and Fiscal 2004
•	Fiscal Year Consolidated Revenues Increase 20.8%
•	IDT Telecom Fiscal Year Operating Profits Surge 23.8%
•	IDT Entertainment Fiscal Year Revenues Top $100 Million
•	Cash, Cash Equivalents & Marketable Securities Remain Above $1 Billion

NEWARK, N.J. — October 14, 2004 —IDT Corporation (NYSE: IDT, IDT.C) today reported record annual revenues of $2.217 billion for fiscal 2004, up 20.8% from fiscal 2003’s $1.835 billion of revenues, and record quarterly revenues of $611.2 million for the fourth quarter of its fiscal 2004, the three months ended July 31, 2004. Fourth quarter revenues increased 8.1% over the prior quarter’s $565.7 million and 25.8% versus the fourth quarter of fiscal 2003’s revenues of $485.7 million.

Fourth quarter of fiscal 2004’s net loss was $23.3 million, or ($0.25) per share, as compared to a net loss of $76.8 million, or ($0.84) per share, in the third quarter of fiscal 2004 and to net income of $8.3 million, or $0.10 per diluted share, in the fourth quarter of fiscal 2003. For fiscal 2004, IDT recorded a net loss of $95.7 million, or ($1.09) per share, compared with a net loss of $17.5 million, or ($0.22) per share, in fiscal 2003.

Cash, cash equivalents and marketable securities stood at $1.062 billion, including $132.8 million held by Net2Phone, as of the close of fiscal 2004.

Loss from operations for the fourth quarter was $29.0 million, compared to losses from operations of $58.4 million and $29.4 million for the third quarter of fiscal 2004 and the fourth quarter of fiscal 2003, respectively.

The following table summarizes the operating performance of IDT’s business segments1:

	Revenues					Income (Loss) from Operations

$ Millions	FY 2004	FY 2003	Q4 ‘04	Q3 ‘04	Q4 ‘03	FY 2004	FY 2003	Q4 ‘04	Q3 ‘04	Q4 ‘03
IDT Retail Telecom	$1,413.4	$1,233.2	$411.7	$343.3	$318.3	$96.0	$91.0	$21.6	$22.6	$24.9
IDT Wholesale Telecom	524.5	405.5	128.9	138.5	117.3	(17.6)	(27.6)	(5.0)	(4.5)	(4.9)

IDT Telecom Total	1,937.9	1,638.7	540.6	481.9	435.6	78.4	63.4	16.7	18.1	20.0
IDT Entertainment	106.7	5.0	30.7	40.7	4.4	(0.6)	(2.4)	(1.2)	2.4	(0.6)
IDT Solutions	71.6	87.6	13.7	17.2	21.6	(112.5)	(88.8)	(21.6)	(55.4)	(21.3)
IDT Capital	22.7	22.5	6.6	5.1	6.7	(21.2)	(6.6)	(5.8)	(12.4)	(2.0)
Voice over IP	78.0	80.8	19.7	20.8	17.4	(21.9)	9.7	(6.5)	0.9	(16.0)
Corporate	0.0	0.0	0.0	0.0	0.0	(44.2)	(48.8)	(10.5)	(11.9)	(9.4)

Total IDT	$2,216.9	$1,834.5	$611.2	$565.7	$485.7	($121.9)	($73.6)	($29.0)	($58.4)	($29.4)

“Records are meant to be broken,” said Jim Courter, CEO. “And I am happy to report that IDT Telecom earned record operating profits in fiscal 2004. Our performance stands in marked contrast to that of many of our larger telecommunications competitors. Our second largest business, IDT Entertainment, is also destined for records, we think, and I look forward to reporting its exciting developments in the future.”

RESULTS OF OPERATIONS

IDT Telecom

IDT Telecom generated record revenues and operating profits in fiscal 2004. For the year, IDT Telecom revenues increased 18.3%, to $1.938 billion, compared to fiscal 2003’s revenues of $1.639 billion, while annual operating profits rose by 23.8%, to $78.4 million, from $63.4 million in fiscal 2003. The fourth quarter was the twelfth consecutive quarter during which IDT Telecom produced sequential revenue growth and positive operating income. Revenues for the fourth quarter of fiscal 2004 increased 24.1% year-over-year and 12.2% sequentially. Management anticipates continued double-digit percentage revenue growth for IDT Telecom in fiscal 2005.

IDT Telecom income from operations in the fourth quarter was $16.7 million, a 16.8% year-over-year decline and an 8.0% drop from the third quarter of fiscal 2004. However, gross margins were 23.4%, a 100 basis point improvement over last year’s fourth quarter, and 20 basis points lower than the prior quarter. The sequential decrease in operating earnings is due primarily to higher selling, general and administrative (SG&A) expenses, mostly resulting from increased advertising expenditures related to our consumer phone services businesses in the United States and the United Kingdom, and increased headcount, resulting primarily from ongoing geographic expansion. Employees located outside the United States continued to account for an increasing proportion of IDT Telecom’s overall workforce during fiscal 2004, with nearly 40% of employees now based outside the United States, reflecting the increasingly global nature of our business. We anticipate that quarterly SG&A expenses will remain near the fourth quarter fiscal 2004 levels throughout fiscal 2005, as we continue to invest marketing dollars into our consumer phone services businesses.

IDT Telecom minutes of use for the fourth quarter of fiscal 2004 increased 31.4% year-over-year to 5.849 billion minutes from 4.450 billion minutes, and increased 18.1% from fiscal third quarter 2004’s 4.952 billion minutes, with most of the gain attributable to growth within our U.S. calling card business. The company recorded its first ever two-billion-minute month in July 2004. For fiscal 2004, minutes of use increased 24.3% to 20.456 billion minutes from 16.460 billion minutes. Retail minutes of use rose for fiscal 2004 by 24.0%, to 15.627 billion, while wholesale minutes of use advanced 25.3%, to 4.829 billion.

IDT Telecom Line of Business Detail1

	Revenues					Gross Profit Margin

$ Millions	FY 2004	FY 2003	Q4 ‘04	Q3 ‘04	Q4 ‘03	FY 2004	FY 2003	Q4 ‘04	Q3 ‘04	Q4 ‘03
Calling Card	$1,188.6	$1,081.2	$333.2	$277.9	$280.2	23.1%	22.2%	22.4%	23.2%	22.7%
Consumer Phone Services	224.9	152.0	78.5	65.4	38.1	50.8%	56.5%	49.3%	51.8%	55.3%

Total Retail	1,413.4	1,233.2	411.7	343.3	318.3	27.5%	26.5%	27.6%	28.7%	26.6%

Wholesale	524.5	405.5	128.9	138.5	117.3	10.9%	11.2%	10.3%	11.0%	10.9%

Total Telecom	$1,937.9	$1,638.7	$540.6	$481.8	$435.6	23.0%	22.7%	23.4%	23.6%	22.4%

Retail Telecom

Retail Telecom revenues for the fourth quarter increased 29.3% year-over-year to $411.7 million, and 19.9% from the third quarter of fiscal 2004. Income from operations for the fourth quarter was $21.6 million, a 13.2% decline year-over-year and a 4.5% decline from the third quarter.

•	Calling card revenues were $333.2 million in the fourth quarter of fiscal 2004, a 19.9% increase as compared with the $277.9 million of revenue recorded in the third quarter and an 18.9% increase from the $280.2 million of revenue generated in the fourth quarter of fiscal 2003. The revenue increase was driven primarily by strong gains in the United States, where several new, aggressively priced cards, which were launched during the third quarter, sold well during the fourth quarter. This also resulted in a narrowing of calling card gross margins, which declined 30 basis points to 22.4% from their year-ago level of 22.7%, and 80 basis points from their third quarter level of 23.2%. However, due to the higher revenues, calling card gross profits increased to $74.7 million, reflecting 15.7% and 17.5% increases, respectively, from the preceding and year-ago quarters. In fiscal 2005, we anticipate that calling card revenues will remain stable at or near the current levels, with some sequential gross margin improvement over the next two quarters. For the full fiscal 2005, we expect some additional revenue growth in calling cards as compared to full fiscal 2004, mostly from our operations in Europe, South America and Asia. We project gross margins of 22.0% to 23.0% for the full fiscal 2005 in our calling card business.

•	Consumer phone services generated revenues of $78.5 million in the fourth quarter of fiscal 2004, up 20.0% from the $65.4 million in the third quarter of fiscal 2004 and more than double the $38.1 million of revenues recorded in the year-ago period. The customer base for America Unlimited, the IDT calling plan which features unlimited local and long distance calling within the United States for a fixed monthly rate, grew to approximately 280,000 by the end of fiscal 2004. The service is now offered in 13 states. In addition, we had approximately 407,000 long distance-only customers at the end of the fiscal year. Consumer phone services recorded gross margins for the fourth quarter of 49.3%, compared to margins of 51.8% in the third quarter, and 55.3% in last year’s fourth quarter. The decline in gross margins reflects the continued shift in customer mix toward lower-gross margin bundled local and long distance customers. However, these customers are generally more profitable, in absolute gross profit dollar terms, as they generate higher average revenue than long distance-only customers. We expect this shift in customer mix to continue for the foreseeable future.

Retail Telecom gross margins for the fourth quarter of fiscal 2004 declined 110 basis points sequentially to 27.6% and improved 100 basis points from last year’s fiscal fourth quarter’s 26.6%. Fiscal 2004 gross margins for Retail Telecom increased to 27.5%, a 100 basis point increase from last year’s 26.5% gross margins. The improvement in gross margins was partly due to higher calling card gross margins for the full fiscal year, when compared to fiscal 2003, reflecting the strong gross margins witnessed during the fiscal second quarter. Additionally, the increased percentage of consumer phone services in the overall Retail Telecom product mix contributed to the margin improvement year-over-year. The sequential quarterly decline was due to the decline in margins in both calling cards and consumer phone services, as a result of the significant fourth quarter calling card revenue growth and continued shift in consumer phone services customer mix described above. Because of the strong growth in calling card revenues in the fourth quarter, the revenue mix within Retail Telecom remained unchanged from the third quarter, with calling cards accounting for 80.9% of total Retail Telecom revenues in both periods.

Retail Telecom SG&A quarterly expenses increased 25.2% sequentially and 57.5% year-over-year, largely due to advertising expenses for the America Unlimited calling plan as well as consumer phone service in the United Kingdom, which is being marketed under the “Toucan” brand, and had over 40,000 active customers as of July 31, 2004.

Wholesale Telecom

Fiscal 2004 saw IDT Wholesale Telecom produce its best financial results since fiscal 2000 by generating $524.5 million in revenues, a 29.3% increase from fiscal 2003’s revenues of $405.5 million, and posting a loss from operations of $17.6 million, a 36.3% decrease from fiscal 2003’s loss from operations of $27.6 million. Revenue growth (in dollar terms) in fiscal 2004 was nearly evenly divided between U.S. and internationally originated wholesale business. Domestic and international revenue growth was driven by increased business with established Tier 1 customers and an increase in the number of customers. Wholesale Telecom will continue to focus on servicing these Tier 1 customers in fiscal 2005, during which we expect nearly all of Wholesale Telecom revenue growth to be generated by our international operations.

During the fourth quarter of fiscal 2004, Wholesale Telecom achieved revenues of $128.9 million, 9.9% higher than the year-ago quarter’s $117.3 million, and a 6.9% decline from the record $138.5 million of revenues generated in the third quarter of fiscal 2004. With the volume of minutes remaining virtually unchanged from the third quarter, the sequential quarterly revenue decline was largely attributable to lower per-minute price realizations, owing to both a shift in destination mix toward lower-revenue destinations, as well as intensified levels of price competition to some locations.

Wholesale Telecom gross margins were 10.3% in the fourth quarter, down from 11.0% in the third quarter, and 10.9% in last year’s fourth quarter. The reduction in margins was the result of the decline in per-minute price realizations. For fiscal 2005, we expect some sequential improvement in gross margins, with full fiscal year gross margins anticipated to be 10.5% to 11.0%, consistent with the gross margin performance of the past two fiscal years.

International Operations

IDT Telecom’s international operations continue to account for a growing portion of overall revenues, with non-U.S. revenues representing 22.9% of total revenues in fiscal 2004, up from 19.4% in fiscal 2003. During the fourth quarter, revenues from international operations accounted for 22.6% of total IDT Telecom revenues, compared to 24.7% in the third quarter and 21.4% in the fourth quarter of fiscal 2003. The sequential decline in international revenues as a percentage of overall IDT Telecom revenues was due largely to the strong growth in the U.S.-based calling card business, which accounted for the bulk of the gain in IDT Telecom’s overall revenues during the fourth quarter.

IDT Telecom experienced growth in all of its major international divisions, including Western Europe, Russia, Latin America and Asia-Pacific, and expects that international revenues will continue to account for a growing proportion of overall IDT Telecom revenues in fiscal 2005. IDT Telecom recently completed the build-out of its Asia-Pacific gateway switching facility in Hong Kong, giving us the network infrastructure necessary to pursue our expansion plans in the region, which involve both wholesale carrier and retail calling card operations in several countries. We anticipate that our Asia-Pacific operations will be a key revenue driver of growth in fiscal 2005 and beyond. We currently market our calling cards in Hong Kong and Singapore, with retail expansion into China, Japan and Taiwan expected during fiscal 2005. We are also currently interconnected with 40 carriers in the region, allowing us to provide wholesale carrier services for traffic terminating both within and outside of Asia.

IDT Entertainment

IDT Entertainment’s revenues were $106.7 million in fiscal 2004, compared with $5.0 million in fiscal 2003. Most of the increase in revenues was a direct result of several acquisitions, particularly the December 2003 acquisition of Anchor Bay Entertainment and the fourth quarter of fiscal 2003 acquisition of Film Roman. In fiscal 2004, loss from operations was $0.6 million, compared to a loss from operations of $2.4 million in fiscal 2003. The improvement in operating performance was primarily due to the operating profits generated by Anchor Bay and Film Roman during fiscal 2004.

IDT Entertainment revenues were $30.7 million for the fourth quarter of fiscal 2004, compared to $40.7 million in the third quarter and $4.4 million in the fourth quarter of fiscal 2003. The 24.6% fourth quarter versus third quarter revenue decline was primarily due to seasonal factors in our video distribution business. Generally, our fiscal first and third quarters are the strongest for our video distribution business due to holiday and other seasonal factors. Our fiscal first quarter, August 1 through October 31, has traditionally generated significant revenues for Anchor Bay Entertainment on the strength of its horror film catalogue during the Halloween holiday and an additional impact from the load-in for the December holiday season. Our fiscal third quarter, February 1 through April 30, has also benefited from the important Passover/Easter holiday season, and is typically a time when more new video and DVD releases are brought to market. In addition, the revenue decline in our fiscal fourth quarter was exacerbated by the anticipated temporary operational disruptions in our video distribution business caused by the transfer of certain of our fulfillment and logistical functions to a new strategic outside provider, Fox Home Entertainment. These functions had previously been performed through a combination of in-house and external resources. The shift in providers was concluded during the first quarter of fiscal 2005.

IDT Entertainment’s loss from operations was $1.2 million in the fourth quarter of fiscal 2004, compared to income from operations of $2.4 million in the third quarter of fiscal 2004 and an operating loss of $0.6 million in the year-ago period. Gross margins in the fourth quarter improved 290 basis points to 37.7%, compared to the prior quarter’s 34.8%. The improvement was largely due to a lower in royalty expenses resulting from changes in the mix of video and DVD titles sold by Anchor Bay during the quarter. During the fourth quarter, SG&A expenses were essentially flat in dollar terms compared to the third quarter, but increased from 20.4% as a percentage of revenues in the third quarter to 27.2% because of the lower fourth quarter revenue base.

IDT Entertainment’s strategy for growth is twofold: production of proprietary CG animated films to be released theatrically, and continued investment in film properties including original productions and new video licenses for retail distribution.

Although IDT Entertainment expects to derive significant benefits from equity stakes in some of its productions, revenues in the near term will be primarily generated by its licensing and video distribution businesses, which market such sought-after titles as Highlander, Thomas the Tank Engine, Xena, and Ghost in the Shell and by production service contract work including the Emmy award winning shows The Simpsons and King of the Hill and other well-known properties like Barbie and Inspector Gadget.

In May 2004, IDT Entertainment acquired Manga Entertainment, which distributes “anime” programming from its extensive library of licensed titles, including the award-winning Ghost in the Shell property. Anime is one of the fastest growing genres in the rapidly-expanding home video marketplace and Manga Entertainment is one of the largest distributors of such product in the United States and Europe. Manga Entertainment works closely with Anchor Bay, utilizing its infrastructure and achieving economies of scale. Manga is able to take advantage of Anchor Bay’s logistical distribution agreement with Fox Home Entertainment, making Manga’s properties available to a much broader base of customers through the mass market and other retailers to whom Anchor Bay distributes, such as Wal-Mart, Target and Blockbuster Video.

During the fourth quarter of fiscal 2004, IDT Entertainment also announced several exciting new investments and joint ventures, including partnerships with Stan Lee and Todd McFarlane that now give IDT Entertainment significant rights and content development opportunities. In addition, IDT Entertainment is currently working on several new fee-for-service production contracts, which continue to be an important part of our animation business. Projects include a Weebles animated movie for Hasbro, an Inspector Gadget direct-to-video feature for DIC Entertainment, the Veggie Tales series for Classic Media, and Shoe Box Zoo TV series for Shoe Box Productions that airs on the BBC in the United Kingdom and on CBC in Canada.

IDT Entertainment has also formed New Arc Entertainment, a film production company producing live action and animated movies in the supernatural/thriller/action genre. New Arc plans to produce nineteen live action features, four animated films and one animated series within its first fifteen months. New Arc’s current film slate, with the first being The Fallen Ones starring Robert Wagner and Casper Van Dien, will be distributed direct-to-DVD through IDT Entertainment’s Anchor Bay subsidiary.

We expect that fiscal 2005 will continue to show significant revenue growth. Revenues for fiscal 2005 will likely approach $200 million, as many of IDT Entertainment’s acquisitions will be consolidated for a full fiscal year for the first time. Since the first proprietary property of IDT Entertainment is not scheduled for theatrical release until 2006, operating results for fiscal 2005 will largely be derived from our licensing and distribution businesses, which are anticipated to contribute about 70% of IDT Entertainment’s revenues, and from our production services businesses. We also plan to invest $75 to $85 in fiscal 2005 million in our proprietary film productions and new video licenses. We intend to finance the majority of these investments with bank facilities that will be non-recourse to IDT Corporation.

In fiscal 2006, IDT Entertainment expects to bring several productions based on its own content to market, including the theatrical release of IDT Entertainment’s first internally developed CG animated feature film Yankee Irving, the last feature film directed by Christopher Reeve prior to his untimely death. Beginning in fiscal 2007 and beyond, we intend to theatrically release two to three CG animated films per year.

IDT Solutions

As previously announced in May, we are restructuring our IDT Solutions division and we no longer market retail switched communications services to commercial customers using the assets we bought from Winstar. As of September 30th, substantially all of IDT Solutions’ commercial customers, representing approximately 95% of total IDT Solutions revenues, have found replacement services and are no longer on the Winstar network. IDT Solutions currently provides service only to select governmental customers in 14 markets.

IDT Solutions revenues were $13.7 million in the fourth quarter of fiscal 2004, compared to revenues of $17.2 million in the third quarter and revenues of $21.6 million in the fourth quarter of fiscal 2003. Operating losses in the fourth quarter of fiscal 2004 were $21.6 million (including an $8.7 million restructuring and impairment charge), versus $55.4 million in the third quarter (which included a $28.1 million restructuring and impairment charge) and $21.3 million in the year-ago period. For fiscal 2004, IDT Solutions recorded revenues of $71.6 million, down 18.2% from the $87.6 million reported in fiscal 2003. Operating losses were $112.5 million in fiscal 2004, compared to an operating losses of $88.8 million in fiscal 2003.

We estimate that total IDT Solutions’ net loss in fiscal 2005 and beyond, as a result of the ongoing restructuring and business service discontinuation activities, will be approximately $25 - $30 million. We also estimate that total net cash outlays in fiscal 2005 and beyond to fund the operating losses and to satisfy all remaining liabilities and contractual obligations of IDT Solutions will be approximately $45 - $50 million.

Voice over IP

IDT’s Voice over IP business segment reflects mostly the operations of Net2Phone, which is a separate publicly held corporation whose common stock is quoted on the NASDAQ National Market under the symbol “NTOP.” Net2Phone is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. Net2Phone issued a press release with respect to its results for the fourth quarter and fiscal 2004 ended July 31, 2004, on October 13, 2004. Set forth below is a brief description of Net2Phone’s results as they are consolidated into IDT’s results. Primarily because of the elimination of intercompany transactions in IDT’s consolidated results, Net2Phone’s independently reported results of operations differ from those reported in IDT’s consolidation. For further information with respect to Net2Phone, please refer to the above-referenced press release and other Net2Phone press releases, Net2Phone’s Annual Report on Form 10-K, and prior and subsequent reports and other information filed by Net2Phone from time to time with the Securities and Exchange Commission. None of such releases, reports or information is incorporated into this release and such releases, reports and information do not form a part of this release.

Voice over IP loss from operations was $6.5 million on revenues of $19.7 million in the fourth quarter of fiscal 2004, compared to a loss from operations of $16.0 million on revenues of $17.4 million in the fourth quarter of fiscal 2003 and income from operations of $0.9 million on revenues of $20.8 million recorded in the third quarter of fiscal 2004. Key developments were:

•	Surpassing the 7,000 subscriber mark, achieving a 2% penetration of Liberty Cablevision’s homes passed in Puerto Rico, less than five months after franchise-wide launch;

•	Selection by the NCTC, a consortium of more than 1,000 domestic cable operators, as platinum vendor of cable telephony; and

•	Gross margins for the quarter and year remained above 40%.

IDT’s net loss for the fourth quarter of fiscal 2004 includes only its approximately 17.6% percent ownership stake in Net2Phone during the quarter. An adjustment to record the share of Net2Phone’s net loss attributable to the other shareholders of Net2Phone has been made in ‘minority interests.’

IDT CONFERENCE CALL INFORMATION

In connection with this release of quarterly results, IDT will be hosting a conference call today, October 14, 2004, for analysts, investors and the general public, at 8:00 AM Eastern Time.

To access the call from the U.S., dial 1-866-594-2183. For international callers, the dial-in number is 1-973-935-8583. No passcode is required. A replay of the teleconference will be available for one week after the conference call at 1-877-519-4471, passcode #5260630 for domestic callers, or 1-973-341-3080, passcode #5260630 for international callers.

Alternatively, interested participants may access a webcast of the conference call by visiting the IDT Website, at www.idt.net. A direct link to the call will be placed on the website. Listening to the webcast of the call will require Windows Media software. Please allow at least 15 minutes to download the necessary audio software prior to the call. An archived copy of the call will be available at the IDT Website in the Investor Relations section’s Presentations for at least six months after the call.

A copy of this press release and additional financial and statistical information presented during the conference call (including a reconciliation of non-GAAP financial measures that may be discussed during the conference to the most comparable GAAP measure) will be available on IDT’s website at www.idt.net in the Investor Relations section’s News Library, Presentations and Financial sections.

ABOUT IDT CORPORATION

IDT Corporation is a multinational telecommunications, entertainment and technology company. IDT’s primary telecommunications offerings are prepaid and rechargeable calling cards, wholesale carrier services and consumer local and long distance phone services. IDT’s entertainment business is comprised of complementary operations and investments that enable IDT to acquire, develop, finance, produce and distribute animated and other entertainment content. IDT also operates various media-related businesses including brochure distribution and radio operations.

IDT conducts its business primarily through the following operating divisions:

IDT Telecom. IDT Telecom is IDT’s largest operating division, offering retail and wholesale telecommunications services. IDT Telecom offers its retail customers calling cards, consumer long distance and local and bundled phone services. In its calling card operations, IDT Telecom focuses on traditionally underserved segments of the market. IDT Telecom offers wholesale services to other carriers, focusing on serving the world’s largest telecommunications providers. IDT’s telecommunications infrastructure consists of more than 230 switches and an integrated global network of transmission capacity. IDT also maintains direct relationships with more than 100 foreign and state-owned or state-sanctioned post, telephone and telegraph companies as well as with over 200 other carriers.

IDT Entertainment. IDT Entertainment, IDT’s second largest operating division, operates IDT’s animation and entertainment distribution businesses. IDT Entertainment is in the early stages of production on two proprietary computer-generated, or CG, animated feature films in addition to multiple direct to DVD projects. Through its wholly owned subsidiaries, Anchor Bay Entertainment and Manga Entertainment, IDT Entertainment distributes videos to mass merchants and other retailers. Anchor Bay’s library consists of over 3,500 owned or licensed video titles, including the Thomas the Tank Engine series, the Halloween series, and the Crunch fitness series, and Manga’s library consists of more than 300 titles of “anime,” or Japanese animation. This library provides IDT Entertainment with a significant recurring revenue stream, proprietary rights to future video productions and distribution access to the key mass merchandisers and video retailers such as Wal-Mart, Target, Blockbuster Video, Best Buy and Kmart. Through its wholly owned subsidiary DKP Effects and its partially owned subsidiaries Film Roman and Mainframe Entertainment, IDT Entertainment is engaged in 2D and CG animation and special effects contract work for a variety of producers of feature films, TV, direct-to-video and interactive gaming.

Voice over IP. Net2Phone provides VoIP PacketCable, SIP and wireless solutions around the world. As leaders in enabling telecom service providers and cable operators with turn-key hosted VoIP telephony services, Net2Phone has routed billions of retail VoIP minutes globally, servicing more than 100,000 users in the United States as well as hundreds of thousands more overseas. Net2Phone’s hosted SIP platform provides partners with residential broadband telephony, calling cards, prefix dialing and enterprise services in more than 100 countries. Net2Phone’s PacketCable platform provides cable operators with the ability to deliver a primary line replacement service with guaranteed QoS and features such as E911 Net2Phone is a separate publicly held corporation whose common stock is traded on the NASDAQ National Market under the symbol “NTOP.”

IDT Capital. IDT Capital (formerly known as IDT Menlo Park and, before that, IDT Media) consists primarily of IDT’s brochure distribution, radio operations and new technology ventures. CTM Brochure Distribution distributes travel brochures to over 10,000 racks in hotel lobbies and other tourist-related access points. IDT’s Capital owns and operates WMET 1160, an AM radio station serving the Washington, D.C. metropolitan area.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those with the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent IDT’s current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Such factors include, but are not limited to, the fact that: each of IDT’s telecommunications business lines is highly sensitive to declining prices, which could adversely affect IDT’s revenues and margins; since IDT’s prepaid calling cards generate the bulk of IDT’s revenues, IDT’s financial results are substantially dependent upon success in that area; IDT may not be able to obtain sufficient or cost-effective termination capacity to particular destinations to keep up with the growth of minutes of use to such destinations; termination of IDT’s carrier agreements with foreign partners or IDT’s inability to enter into carrier agreements in the future could materially and adversely affect IDT’s ability to compete in foreign countries; IDT’s revenues and growth will suffer if IDT’s distributors and sales representatives, particularly Union Telecard, fail to effectively market and distribute IDT’s prepaid calling cards and other services; IDT Solutions has incurred significant losses since its inception and IDT’s recently announced restructuring efforts may be more costly than anticipated; IDT has incurred significant losses since inception, and may continue to do so; IDT’s growth strategy depends in part on our acquiring and integrating complementary businesses and assets and expanding existing operations, which IDT may not be able to do; federal, state and international government taxation and regulations may reduce IDT’s ability to provide services; telecommunications regulations of other countries may restrict IDT’s operations; the infringement or duplication of our proprietary technology could increase IDT’s competition and IDT could incur substantial costs in defending or pursuing any claims relating to proprietary rights; external factors in the motion picture and television industries; animated films are expensive to produce and the uncertainties inherent in their production could result in the expenditure of significant amounts on films that are canceled or significantly delayed; and those factors described in IDT’s most recent report on SEC Form 10-K (under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K and other filings IDT may make with the SEC. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to the Company as of the date thereof, and the Company assumes no obligation to update any forward-looking statements or risk factors.

Footnotes

[1]	Columns in tables may not add due to rounding.

Investor Contacts	Media Contact
John Swierk 973-438-4171 Mary Jennings Director, Investor Relations 973-438-3124	Gil Nielsen VP, IDT Corporate Communications 973-438-4002

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended July 31
	2004	2003	2002
	(in thousands, except per share data)
Revenues	$2,216,905	$1,834,547	$1,583,794
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	1,679,153	1,409,465	1,214,802
Selling, general and administrative	492,103	421,829	451,476
Depreciation and amortization	99,868	89,309	83,916
Settlement of litigation	—	(58,034)	—
Non-cash compensation (all of which is attributable to selling, general and administrative)	9,492	32,286	16,440
Restructuring and impairment charges	58,220	13,312	257,501

Total costs and expenses	2,338,836	1,908,167	2,024,135

Loss from operations	(121,931)	(73,620)	(440,341)
Interest income, net	22,315	26,095	24,174
Other income (expense):
Gain on sale of subsidiary stock	9,418	22,422	—
Arbitration award	21,618	—	—
Equity in loss of affiliates	—	(4,425)	(2,226)
Investment and other income (expense), net	16,767	(15,327)	(13,754)

Loss before minority interests, income taxes, and cumulative effect of accounting change	(51,813)	(44,855)	(432,147)
Minority interests	(34,317)	(43,035)	151,436
(Provision for) benefit from income taxes	(9,581)	70,373	124,345

Loss before cumulative effect of accounting change	(95,711)	(17,517)	(156,366)
Cumulative effect of accounting change, net of income taxes of $3,525	—	—	(146,983)

Net loss	$(95,711)	$(17,517)	$(303,349)

Earnings per share:
Loss before cumulative effect of accounting change:
Basic	$(1.09)	$(0.22)	$(2.08)
Diluted	$(1.09)	$(0.22)	$(2.08)
Cumulative effect of accounting change, net of income taxes:
Basic	$—	$—	$(1.96)
Diluted	$—	$—	$(1.96)
Net loss:
Basic	$(1.09)	$(0.22)	$(4.04)
Diluted	$(1.09)	$(0.22)	$(4.04)
Weighted-average number of shares used in calculation of earnings per share:
Basic	87,920	80,176	75,108
Diluted	87,920	80,176	75,108

CONSOLIDATED BALANCE SHEETS

	July 31
	2004	2003
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$142,177	$99,046
Marketable securities	897,130	921,669
Trade accounts receivable, net of allowance for doubtful accounts of $57,384 at July 31, 2004 and $42,586 at July 31, 2003	184,125	126,303
Other current assets	106,976	81,304

Total current assets	1,330,408	1,228,322
Property, plant and equipment, net	261,760	286,807
Goodwill	89,534	41,651
Licenses and other intangibles, net	32,928	23,503
Investments	66,870	41,628
Restricted cash and marketable securities	22,620	23,064
Other assets	70,237	87,367

Total assets	$1,874,357	$1,732,342

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$140,296	$106,836
Accrued expenses	213,116	186,254
Deferred revenue	140,755	145,343
Capital lease obligations—current portion	21,793	27,862
Other current liabilities	9,404	8,061

Total current liabilities	525,364	474,356
Deferred tax liabilities, net	145,037	143,542
Capital lease obligations—long-term portion	31,810	45,084
Other liabilities	48,218	24,486

Total liabilities	750,429	687,468
Minority interests	132,695	147,347
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000,000; no shares issued	—	—
Common stock, $.01 par value; authorized shares—100,000,000; 25,074,860 shares issued at July 31, 2004 and 2003; 19,140,933 and 22,067,468 shares outstanding at July 31, 2004 and 2003, respectively	192	221
Class A common stock, $.01 par value; authorized shares—35,000,000; 9,816,988 shares issued and outstanding at July 31, 2004 and 2003	98	98
Class B common stock, $.01 par value; authorized shares—100,000,000; 68,727,201 and 56,342,853 shares issued at July 31, 2004 and 2003, respectively; 67,118,911 and 50,102,100 shares outstanding at July 31, 2004 and 2003, respectively	671	501
Additional paid-in capital	800,618	654,170
Treasury stock, at cost, consisting of 5,933,927 and 3,007,392 shares of common stock and 1,608,290 and 6,240,753 shares of Class B common stock at July 31, 2004 and 2003, respectively	(121,969)	(150,603)
Deferred compensation	(13,795)	—
Accumulated other comprehensive income (loss)	19,909	(8,080)
Retained earnings	305,509	401,220

Total stockholders’ equity	991,233	897,527

Total liabilities and stockholders’ equity	$1,874,357	$1,732,342

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended July 31
	2004	2003	2002
	(in thousands)
Operating activities
Net loss	$(95,711)	$(17,517)	$(303,349)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	99,868	89,309	83,916
Restructuring and impairment charges	52,366	12,666	257,501
Write-off of inventory	—	—	2,773
Loss on sale of assets	—	—	3,707
Cumulative effect of accounting change before income taxes	—	—	150,508
Minority interests	34,317	43,035	(151,436)
Price guarantee of Class B common stock	(2,680)	(470)	5,310
Settlement of litigation	14,300	(38,929)	—
Gain on buyout of minority interests by Net2Phone	(12,182)	—	—
Deferred tax liabilities	1,495	(69,627)	(135,799)
Provision for uncollectible accounts	34,324	24,606	23,170
Issuance of common stock to charitable foundation	—	—	2,952
Net realized (gains) losses from sales of marketable securities and investments	(1,906)	15,798	8,443
Equity in loss of affiliates	—	4,425	2,226
Non-cash compensation	9,492	32,286	16,440
Gain on sale of subsidiary stock	(9,418)	(22,422)	—
Change in assets and liabilities:
Trade accounts receivable	(69,930)	(20,889)	12,236
Prepaid royalties, licenses and acquired rights	(16,262)	—	—
Film costs	(2,207)	(4,809)	—
Other assets	13,703	(2,614)	(7,157)
Trade accounts payable, accrued expenses and other liabilities	32,678	(17,568)	(50,517)
Deferred revenue	(5,494)	9,814	42,807

Net cash provided by (used in) operating activities	76,753	37,094	(36,269)
Investing activities
Capital expenditures	(89,334)	(63,157)	(49,026)
Collection (Issuance) of notes receivable	15,234	(20,712)	(12,455)
Investments and acquisitions, net of cash acquired	(91,330)	(16,595)	(91,383)
Increase in cash from consolidation of Net2Phone	—	—	144,177
Sales and maturities of marketable securities	3,944,007	1,487,726	801,593
Purchases of marketable securities	(3,877,070)	(1,722,160)	(1,456,093)

Net cash used in investing activities	(98,493)	(334,898)	(663,187)
Financing activities
Distributions to minority shareholders of subsidiaries	(27,335)	(21,994)	(19,018)
Proceeds from exercise of stock options	53,862	24,504	53,924
Proceeds from employee stock purchase plan	877	—	—
Proceeds from exercise of stock options of Net2Phone	5,436	1,055	572
Proceeds from offering of common stock by Net2Phone	53,019	—	—
Repayment of capital lease obligations	(24,443)	(26,812)	(20,971)
Repayment of borrowings	—	—	(6,308)
Proceeds from sale of subsidiary stock	—	25,000	30,000
Cash and marketable securities restricted against letters of credit	444	(23,064)	—
Repurchases of common stock and Class B common stock	—	—	(15,640)

Net cash provided by (used in) financing activities	61,860	(21,311)	22,559

Effect of exchange rate changes on cash and cash equivalents	3,011	2,697	1,290
Net increase (decrease) in cash and cash equivalents	43,131	(316,418)	(675,607)
Cash and cash equivalents at beginning of year	99,046	415,464	1,091,071

Cash and cash equivalents at end of year	$142,177	$99,046	$415,464

Supplemental disclosure of cash flow information
Cash payments made for interest	$4,162	$4,583	$6,189

Cash payments made for income taxes	$12,566	$10,876	$12,176

Supplemental schedule of non-cash investing and financing activities
Purchases of property, plant and equipment through capital lease obligations	$8,348	$24,546	$20,046

Issuance of Class B common stock for acquisitions and exchanges	$89,248	$—	$34,964

Issuance of Class B common stock for purchase of property	$4,131	$—	$—

Non-cash proceeds received from exercise of stock options	$27,500	$—	$—

IDT CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

THREE MONTHS ENDED JULY 31, 2004

(Segment data is shown net of effect of inter-segment transactions)

(In millions)	Total IDT Corporation	Wholesale Telecom	Retail Telecom	IDT Entertainment	IDT Solutions	Voice Over IP	IDT Capital	Corporate
STATEMENT OF OPERATIONS DATA
Revenues	$611.2	128.9	411.7	30.7	13.7	19.7	6.6	—
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	$460.2	115.7	298.2	20.9	15.1	10.4	—	—
Selling, general and administrative	$137.5	11.7	77.5	8.4	10.5	12.5	7.8	9.1
Depreciation and amortization	$27.3	6.3	13.7	2.4	0.8	2.7	0.8	0.5
Non-cash compensation (all of which is attributable to selling, general and administrative)	$2.1	0.2	0.7	0.3	0.2	(0.1)	0.1	0.9
Restructuring and impairment charges	$13.1	—	—	—	8.7	0.7	3.7	—

Total costs and expenses	$640.2	133.7	390.2	32.0	35.3	26.2	12.4	10.5

Income (loss) from operations	($29.0)	(5.0)	21.6	(1.2)	(21.6)	(6.5)	(5.8)	(10.5)
Interest income, net	$5.8
Investment and other income (expense), net	$1.6

Loss before minority interests and income taxes	($21.5)
Minority interests	($3.7)
Benefit from income taxes	$1.8

Net loss	($23.3)

IDT CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

FISCAL YEAR ENDED JULY 31, 2004

(Segment data is shown net of effect of inter-segment transactions)

(In millions)	Total IDT Corporation	Wholesale Telecom	Retail Telecom	IDT Entertainment	IDT Solutions	Voice Over IP	IDT Capital	Corporate
STATEMENT OF OPERATIONS DATA
Revenues	$2,216.9	$524.5	$1,413.4	$106.7	$71.6	$78.0	$22.7	$0.0

Costs and expenses:
Direct cost of revenues (exclusive of depreciation
and amortization)	1,679.2	467.5	1,024.6	75.8	69.3	42.0	—	—
Selling, general and administrative	492.1	52.0	241.9	25.4	61.6	48.3	26.8	36.0
Depreciation and amortization	99.9	21.7	46.4	5.0	11.6	10.5	2.6	1.9
Non-cash compensation (all of which is
attributable to selling, general and administrative)	9.5	0.9	3.6	0.9	0.7	(3.2)	0.4	6.2
Restructuring and impairment charges	58.2	—	0.9	—	41.0	2.2	14.1	—

Total costs and expenses	2,338.9	542.1	1,317.4	107.1	184.2	99.8	43.9	44.1

Income (loss) from operations	(121.9)	($17.6)	$96.0	($0.6)	($112.5)	($21.9)	($21.2)	($44.2)
Interest income, net	22.3
Gain on sale of subsidiary stock	9.4
Arbitration award	21.6
Investment and other income (expense), net	16.8

Loss before minority interests and income taxes	(51.8)
Minority interests	(34.3)
Provision for income taxes	(9.6)

Net loss	$(95.7)